Exhibit 10.10
Non-Employee Directors’ Cash Compensation
In fiscal 2011, non-employee directors of Synovis Life Technologies, Inc. (the “Company”) will receive cash compensation as outlined in the table below:

	Compensation Rate
	Fiscal 2011
Monthly Board member retainer	$1,500
Fee per Board meeting attended	$1,250
Fee per Audit Committee meeting attended	$1,000	(1)
Fee per Compensation Committee meeting attended	$1,000	(1)
Fee per Governance Committee meeting attended	$1,000	(1)
Annual stipend for Chairman of the Board	$5,000
Annual stipend for Audit Committee Chair	$4,000
Annual stipend for Compensation Committee Chair	$3,000
Annual stipend for Governance Committee Chair	$2,000

(1)	The Chairs of the Audit, Compensation and Governance Committees of the Board of Directors (the “Board”) of the Company will receive 1.5 times the meeting fee for each committee meeting to reflect the work and preparation required as chair for such meetings.
Directors who are otherwise employees of the Company do not receive any additional compensation for their service on the Board or any of its committees.